SELF-DIRECTED

IRA SIMPLIFIER


CUSTODIAL







                                                              MCDONALD & COMPANY
                                                                SECURITIES, INC.

                                                                      EXHIBIT 14


                               MCDONALD & COMPANY
                                SECURITIES, INC.


                          Self-Directed IRA Simplifier


--------------------------------------------------------------------------------
                     SELF-DIRECTED IRA FINANCIAL DISCLOSURE
--------------------------------------------------------------------------------

This account is a Self-Directed Individual Retirement Account (IRA). You may direct investment of your funds within this IRA into any investment instrument offered by or through the Custodian. The Custodian will not exercise any investment discretion regarding your IRA, as this is solely your responsibility.

Because this is a Self-Directed IRA, no projection of the growth of your IRA can reasonably be shown or guaranteed. The value of your IRA will be solely dependent upon the performance of any investment instrument chosen by you to fund your IRA.

INVESTMENT OPTIONS

This is a Self-Directed IRA; you choose the investments which will fund your IRA. Your investment choices are limited to investments we offer directly. Any investments not generating a confirmation, if accepted by the Custodian, must be accompanied by written instructions.

FEES

There are certain fees and charges connected with the investments you may select for your IRA. These fees may include:

      - Brokerage Commissions
      - Mutual Funds Sales Charges
      - Investment Management Fees
      - Annual Maintenance Fees

These expenses will be charged against the IRA.

     Annual Administration Fee:   $40.00    (However, if you invest solely in
                                            Gradison Mutual Funds, the Annual
                                            Fee will be $10.00.)
     Transfer or Termination Fee: $50.00

We reserve the right to change any of the above fees after notice to you, as provided in your IRA Plan Agreement.

EARNINGS

Please refer to the prospectus or contract of the investment(s) of your choice for the method(s) used for computing and allocating annual earnings. Growth in the value of your IRA is neither guaranteed nor projected. The value of your IRA will be computed by totaling the fair market value of the assets credited to your account.
================================================================================
#100 (8/97)                 (C)1997 Universal Pensions, Inc., Brainerd, MN 56401

CLEVELAND                     MCDONALD & COMPANY                    CINCINNATI
800 Superior Avenue            SECURITIES, INC.              580 Walnut Street
Cleveland, OH 44114                                       Cincinnati, OH 45202
(216) 443-2300                                                  (513) 579-5000
(800) 553-2240                                                  (800) 869-5666


INDIVIDUAL RETIREMENT ACCOUNT ADOPTION AGREEMENT
================================================================================

ACCOUNTHOLDER INFORMATION

Check here if this is an             ACCOUNT NO.________________________________
amendment to an existing IRA.        NAME_______________________________________
[ ] Amendment                        HOME ADDRESS_______________________________
                                     CITY_______________________________________
Type of IRA                          STATE______________________________________   ZIP CODE___________________________________
[ ] Regular                          HOME PHONE (________)______________________   BUSINESS PHONE (________)__________________
[ ] Spousal                          SOCIAL SECURITY NO.________________________   DATE OF BIRTH______________________________
[ ] SEP                              DEPOSIT AMOUNT: $__________________________
[ ] Rollover                         TYPE OF CONTRIBUTION:    [ ] Contribution  $____________ 199____   $_____________ 199____
                                                              [ ] Custodian Transfer    [ ] Rollover    [ ] Direct Rollover
================================================================================

DESIGNATION OF BENEFICIARY(IES)

I designate the individual(s) named below as my primary and contingent
Beneficiary(ies) of this IRA. I revoke all prior IRA Beneficiary designations, if any, made by me. I understand that I may change or add Beneficiaries at any time by completing and delivering the proper form to the Custodian. If any primary or contingent Beneficiary dies before me, his or her interest and the interest of his or her heirs shall terminate completely, and the percentage share of any remaining Beneficiary(ies) shall be increased on a pro rata basis.
PRIMARY BENEFICIARY(IES)

The following individual(s) shall be my Primary Beneficiary(ies):
NAME     _________________________________   SOCIAL SECURITY NO.____________________________
ADDRESS  _________________________________   DATE OF BIRTH __________________SHARE__________%

         _________________________________   RELATIONSHIP____________________________________
NAME     _________________________________   SOCIAL SECURITY NO._____________________________
ADDRESS  _________________________________   DATE OF BIRTH___________________SHARE__________%
         _________________________________   RELATIONSHIP____________________________________

CONTINGENT BENEFICIARY(IES)
If none of the Primary Beneficiaries survive me, the following individual(s) shall be my Beneficiary(ies):
NAME     _________________________________   SOCIAL SECURITY NO.______________________________
ADDRESS  _________________________________   DATE OF BIRTH ___________________SHARE__________%

         _________________________________   RELATIONSHIP_____________________________________
NAME     _________________________________   SOCIAL SECURITY NO.______________________________
ADDRESS  _________________________________   DATE OF BIRTH____________________SHARE__________%
         _________________________________   RELATIONSHIP_____________________________________

===============================================================================
ADDITIONAL INFORMATION

INVESTMENT OBJECTIVES (Check those which apply)

[ ] Income [ ] Long-Term Growth with Income [ ] Long-Term Growth with Greater
Risk [ ] Short-Term Growth with High Risk [ ] Speculation Annual Income
[ ] Less than $10,000 [ ] $10,000-$25,000 [ ] $25,000-$50,000 [ ] $50,000+
Net Worth (not including principal residence) [ ] Less than $25,000
[ ]$25,000-$100,000 [ ] $100,000+
================================================================================
INITIAL INVESTMENT (This section pertains to investing SOLELY in a Gradison
Mutual fund.)

All checks received will be invested in your cash account (Gradison U.S.
Government Reserves). You may indicate below for immediate investment into a
Gradison Mutual Fund. Enter the dollar amount or percentage to be invested. More than one fund may be selected. Otherwise, contact your Investment Consultant.
Gradison Established Value Fund      $_____________ or _______%       Gradison International Fund        $_____________ or _______%
Gradison Government Income Fund      $_____________ or _______%       Gradison Opportunity Value Fund    $_____________ or _______%
Gradison Growth & Income Fund        $_____________ or _______%

================================================================================
SPOUSAL CONSENT    (For use in community or marital property states)

I am the spouse of the IRA accountholder named above. I agree to my spouse's naming of a primary Beneficiary other than myself. I acknowledge that I have received a fair and reasonable disclosure of my spouse's property and financial obligations. I also acknowledge that I have no claim whatsoever against the Custodian for any payment to my spouse's named Beneficiary(ies).

_______________________________________________________    ____________________
SPOUSE'S SIGNATURE                                         DATE
================================================================================

SIGNATURES

Important: Please read before signing.

I understand the eligibility requirements for the type of IRA deposit I am making and I state that I do qualify to make the deposit. I have received a copy of the Application, 5305-A Plan Agreement, Financial Disclosure and Disclosure Statement. I understand that the terms and conditions which apply to this Individual Retirement Account are contained in this Application and the 5305-A Plan Agreement. I agree to be bound by those terms and conditions. Within seven
(7) days from the date I open this IRA I may revoke it without penalty by mailing or delivering a written notice to the Custodian.

I assume complete responsibility for:

1. Determining that I am eligible for an IRA each year I make a contribution.
2. Insuring that all contributions I make are within the limits set forth by the tax laws.
3. The tax consequences of any contribution (including rollover contributions) and distributions.

I ALSO CERTIFY UNDER THE PENALTIES OF PERJURY THAT THE TAXPAYER IDENTIFICATION NUMBER PROVIDED ABOVE IS TRUE, CORRECT AND COMPLETE.

I HAVE READ, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE ARBITRATION AGREEMENT AND DISCLOSURE WITHIN THIS FORM. I ACKNOWLEDGE RECEIPT OF THIS AGREEMENT AND UNDERSTAND THAT IT CONTAINS A PREDISPUTE ARBITRATION AGREEMENT.

_______________________________________________________    _____________________
ACCOUNTHOLDER                                              DATE
================================================================================
Acceptance by McDonald & Co. Securities, Inc.

INSTITUTION COPY

The Plan shall be deemed to have been accepted by McDonald & Co. Securities, Inc. upon receipt of all necessary forms, properly completed.

_______________________________________________________    ____________________
ACCEPTANCE SIGNATURE BY McDONALD & CO. SECURITIES, INC.    DATE


#100 (8/97)                 (C)1997 Universal Pensions, Inc., Brainerd, MN 56401

                    INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT
================================================================================

Form 5305-A Under Section 408(A) Of The
Internal Revenue Code                                      FORM (REV. OCT. 1992)

The Depositor whose name appears on the attached Application is establishing an Individual Retirement Account under section 408(a) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the attached Application has given the Depositor the disclosure statement required under Regulations section 1.408-6.

The Depositor has assigned the custodial account the sum indicated on the Application.

The Depositor and the Custodian make the following agreement:

ARTICLE I-----------------------------------------------------------------------

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3) or an employer contribution to a Simplified Employee Pension Plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403 (a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a Simplified Employee Pension Plan described in Section 408(k).

ARTICLE II----------------------------------------------------------------------
The Depositor's interest in the balance in the Custodial account is nonforfeitable.

ARTICLE III---------------------------------------------------------------------

1. No part of the Custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

2. No part of the Custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV----------------------------------------------------------------------

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the Custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall not be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the Custodial account must be, or begin to be, distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial account distributed in:

        (a)     A single sum payment.

        (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

        (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

        (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

        (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

        (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

        (b) If the Depositor dies before distribution of his or her interest has begun, entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

                (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

                (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

        (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

        (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial Account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2 . In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V-----------------------------------------------------------------------

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

ARTICLE VI----------------------------------------------------------------------

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and related regulations will be invalid.

ARTICLE VII---------------------------------------------------------------------

This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear on the application.

ARTICLE VIII-------------------------------------------------------------------

8.01 DEFINITIONS: In this part of this Agreement (Article VIII), the words "you" and "your" mean the Depositor, the words "we," "us" and "our" mean the Custodian and "Code" means the Internal Revenue Code.

8.02 NOTICES AND CHANGE OF ADDRESS: Any required notice regarding this IRA will be considered effective when we mail it to the last address of the intended recipient which we have in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address.

8.03 REPRESENTATIONS AND RESPONSIBILITIES: You represent and warrant to us that any information you have given or will give us with respect to this Agreement is complete and accurate. Further, you agree that any directions you give us, or action you take will be proper under this Agreement and that we are entitled to rely upon any such information or directions. We shall not be responsible for losses of any kind that may result from your directions to us or your actions or failures to act and you agree to reimburse us for any loss we may incur as a result of such directions, actions or failures to act. We shall not be responsible for any penalties, taxes, judgments or expenses you incur in connection with your IRA. We have no duty to determine whether your contributions or distributions comply with the Code, regulations, rulings or this Agreement.

8.04 SERVICE FEES: We have the right to charge an annual service fee or other designated fees (for example, a transfer, rollover or termination fee) for maintaining your IRA. In addition, we have the right to be reimbursed for all reasonable expenses we incur in connection with the administration of your IRA. We may charge you separately for any fees or expenses or we may deduct the amount of the fees or expenses from the assets in your IRA at our discretion. We reserve the right to charge any additional fee upon 30 days notice to you that the fee will be effective.

        Any brokerage commissions attributable to the assets in your IRA will be charged to your IRA. You cannot reimburse your IRA for those commissions.

8.05    INVESTMENT OF AMOUNTS IN THE IRA:

        a. DIRECTION OF INVESTMENT - You have exclusive responsibility for and control over the investment of the assets of your IRA. You shall direct all investment transactions, including earnings and the proceeds from securities sales. Your selection of investments, however, shall be limited to publicly traded securities, mutual funds, money market instruments and other investments that are obtainable by us and that we are capable of holding in the ordinary course of our business.

                In the absence of instructions from you or if your instructions are not in a form acceptable to us, we shall hold any uninvested amounts in cash and we shall have no responsibility to invest uninvested cash unless and until directed by you.

                All transactions shall be subject to any and all applicable Federal and State laws and regulations and the rules, regulations, customs and usages of any exchange, market or clearing house where the transaction is executed and to our policies and practices.

                After your death, your beneficiary(ies) shall have the right to direct the investment of your IRA assets, subject to the same conditions that applied to you during your lifetime under this Agreement (including, without limitation, Section 8.03).

        b. OUR INVESTMENT POWERS AND DUTIES - We shall have no discretion to direct any investment in your IRA. We assume no responsibility for rendering investment advice with respect to your IRA, nor will we offer any opinion or judgment to you on matters concerning the value or suitability of any investment or proposed investment for your IRA. We shall exercise the voting rights and other shareholder rights with respect to securities in your IRA but only in accordance with the instructions you give to us.

        c. DELEGATION OF INVESTMENT RESPONSIBILITY - We may, but are not required to, permit you to delegate your investment responsibility for your IRA to another party acceptable to us by giving written notice of your delegation in a format we prescribe. We shall follow the direction of any such party who is properly appointed and we shall be under no duty to review or question, nor shall we be responsible for, any of that party's directions, actions or failures to act.

8.06 BENEFICIARIES: If you die before you receive all of the amounts in your IRA, payments from your IRA will be made to your beneficiaries.

        You may designate one or more person or entity as beneficiary of your IRA. This designation can only be made on a form prescribed by us and it will only be effective when it is filed with us during your lifetime. Each beneficiary designation you file with us will cancel all previous ones. The consent of a beneficiary shall not be required for you to revoke a beneficiary designation. If you do not designate a beneficiary, your estate will be the beneficiary.

        If the beneficiary payment election described in Article IV, Section 4(b) of this Agreement is not made by December 31 of the year following the year of your death, the following rules apply. If the beneficiary is your spouse, the payment described in Article IV, Section 4(b)(ii) will be deemed elected (that is, payments over the life or life expectancy of your spouse). If the beneficiary or beneficiaries are or include anyone other than your surviving spouse, the payment method described in
        Article IV, Section 4(b)(i) will be deemed elected (that is the 5 year rule).

8.07 TERMINATION: Either party may terminate this Agreement at any time by giving written notice to the other. We can resign as Custodian at any time effective 30 days after we mail written notice of our resignation to you. Upon receipt of that notice, you must make arrangements to transfer your IRA to another financial organization. If you do not complete a transfer of your IRA within 30 days from the date we mail the notice to you, we have the right to transfer your IRA assets to a successor IRA custodian or trustee that we choose in our sole discretion or we may pay your IRA to you in a single sum. We shall not be liable for any actions or failures to act on the part of any successor custodian or trustee nor for any tax consequences you may incur that result from the transfer or distribution of your assets pursuant to this section.

        If this Agreement is terminated, we may hold back from your IRA a reasonable amount of money that we believe is necessary to cover any one or more of the following:

                -       any fees, expenses or taxes chargeable against your IRA;

                - any penalties associated with the early withdrawal of any savings instrument or other investment in your IRA.

        If our organization is merged with another organization (or comes under the control of any Federal or State agency) or if our entire organization (or any portion which includes your IRA) is bought by another organization, that organization (or agency) shall automatically become the trustee or custodian of your IRA, but only if it is the type of organization authorized to serve as an IRA trustee or custodian.

        If we are required to comply with Section 1.408-2(e) of the Treasury Regulations and we fail to do so, or we are not keeping the records, making the returns or sending the statements as are required by forms or regulations, the IRS may, after notifying you, require you to substitute another custodian or trustee.

8.08 AMENDMENTS: We have the right to amend this Agreement at any time. Any amendment we make to comply with the Code and related regulations does not require your consent. You will be deemed to have consented to any other amendment unless, within 30 days from the date we mail the amendment, you notify us in writing that you do not consent.

8.09 WITHDRAWALS: All requests for withdrawal shall be in writing on a form provided by or acceptable to us. The method of distribution must be specified in writing. The tax identification number of the recipient must be provided to us before we are obligated to make a distribution.

        Any withdrawals shall be subject to all applicable tax and other laws and regulations including possible early withdrawal penalties and withholding requirements.

8.10 REQUIRED MINIMUM DISTRIBUTIONS: We reserve the right to elect whether or not life expectancies will be recalculated in connection with required minimum distributions from your IRA, provided, however, that we give you notice of our election. Alternatively, we may allow you to make such an election.

        As described in Article IV, Section 3, of this Agreement, you may make an election to begin receiving payments from your IRA in a manner that satisfies the required minimum distribution rules no later than April 1st of the year following the year you reach age 70 1/2 . (This is called the "required beginning date.")

        If you fail to make such an election by your required beginning date, we can, at our complete and sole discretion, calculate your required minimum distribution from your IRA each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

        We will not be liable for any penalties or taxes related to your failure to take a distribution.

8.11 TRANSFERS FROM OTHER PLANS: We can receive amounts transferred to this IRA from the custodian or trustee of another IRA. In addition, we can accept direct rollovers of eligible rollover distributions from employer plans as permitted by the Code. We reserve the right not to accept any transfer or direct rollover.

8.12 LIQUIDATION OF ASSETS: We have the right to liquidate assets in your IRA if necessary to make distributions or to pay fees, expenses or taxes properly chargeable against your IRA. If you fail to direct us as to which assets to liquidate, we will decide in our complete and sole discretion and you agree not to hold us liable for any adverse consequences that result from our decision.

8.13 RESTRICTIONS ON THE FUND: Neither you nor any beneficiary may sell, transfer or pledge any interest in your IRA in any manner whatsoever, except as provided by law or this Agreement.

        The assets in your IRA shall not be responsible for the debts, contracts or torts of any person entitled to distributions under this Agreement.

8.14 WHAT LAW APPLIES: This Agreement is subject to all applicable Federal and State laws and regulations. If it is necessary to apply any State law to interpret and administer this Agreement, the law of our domicile shall govern.

        If any part of this Agreement is held to be illegal or invalid, the remaining parts shall not be affected. Neither your nor our failure to enforce at any time or for any period of time any of the provisions of this Agreement shall be construed as a waiver of such provisions, or your right or our right thereafter to enforce each and every such provision.

8.15    ARBITRATION:

        ORDER FLOW DISCLOSURE - McDonald & Company receives payment from Bernard
        L. Madoff Investment Securities ("Madoff") for routing certain orders in Listed and NASDAQ securities to it for execution. McDonald & Company receives payment of $.01 or $.02 per share respectively on all orders that are executed by Madoff. These orders are exposed across all exchanges and market centers for the purpose of obtaining price improvement. If price improvement is not obtained, Madoff executes the order at the national best bid or best offer. Our foremost objective is to obtain the best executions for our clients, regardless of any compensation factor.

        ARBITRATION DISCLOSURE - Please read the following carefully, as they affect your rights and the rights of McDonald & Company in the event that any dispute arises between us which cannot be amicably resolved.

                -       Arbitration is final and binding on the parties.
                - The parties are waiving their right to seek remedies in court, including the right to a jury trial.
                - Pre-arbitration discovery is generally more limited than and different from court proceedings.
                - The arbitrators award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
                - The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

                ARBITRATION - McDonald and the client agree that by McDonald opening and carrying an account for the client, all controversies which may arise between us concerning any transaction or the construction, performance or breach of this or any other agreement between us pertaining to securities and any other property, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration. Any arbitration under this agreement shall be conducted pursuant to the Federal Arbitration Act and the laws of the state of Ohio, before the New York Stock Exchange, Inc., The National Association of Securities Dealers, Inc., The Municipal Securities Rulemaking Board, or other self-regulatory organization of which the broker is a member. The arbitration will also be conducted in accordance with rules of the selected organization.

                The Client may elect in the first instance whether arbitration shall be conducted by any of the above-referenced exchanges or self-regulatory agencies herein before named. If the client fails to make such election by registered letter or telegram addressed to McDonald at McDonald's main office before the expiration of ten days after receipt of a written request from McDonald to make such election, then McDonald shall make such election. The award of the arbitrators, or of the majority of them, shall be final, and judgement upon the award rendered may be entered in any court, state or federal, having jurisdiction.


                This agreement contains a predispute arbitration clause in the above mentioned paragraphs.

                Further, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any predispute arbitration agreement against any person who has initiated in court a putative class action; who is a member of putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

                -       the class certification is denied;
                -       the class is decertified; or
                -       the customer is excluded from the class by the court.

                Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

                This Agreement shall remain in force until delivery of written revocation thereof by the undersigned to you or vice versa; if revoked, it shall continue effective as to prior transactions and shall inure to the benefit of your successors and assigns.

                If any provision hereof is or at any time shall become inconsistent with any present or future law, rule or regulation of any securities exchange of any sovereign government or a regulatory body or any judicial determination by any court of law or equity having jurisdiction over the subject matter of this Agreement, said provision shall be deemed to be superseded or modified to conform to such law, rule, regulation or determination, but in all other respects this Agreement shall continue and remain in full force and effect.

                                  ------------
                                  INSTRUCTIONS
                                  ------------



(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

Form 5305-A is a model Custodial account agreement that meets the requirements of Section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her Beneficiaries.

Individuals may rely on regulations for Tax Reform Act of 1986 to the extent specified in those regulations.

Do not file Form 5305-A with the IRS. Instead, keep it for your records.

For more information on IRAs, including the required disclosure you can get from your Custodian, get Pub. 590, Individual Retirement Arrangements (IRAs).

DEFINITIONS

CUSTODIAN: The Custodian must be a bank or savings and loan association, as defined in Section 408(n), or other person who has the approval of the IRS to act as Custodian.

DEPOSITOR: The Depositor is the person who establishes the Custodial account.

IDENTIFYING NUMBER

The Depositor's social security number will serve as the identification number of his or her IRA. An employer identification number is required only for an IRA for which a return is filed to report unrelated business taxable income. An employer identification number is required for a common fund created for IRAs.

IRA FOR NON-WORKING SPOUSE

Form 5305-A may be used to establish the IRA Custodial account for a nonworking spouse.

Contributions to an IRA Custodial account for a nonworking spouse must be made to a separate IRA Custodial account established by the nonworking spouse.


                              ---------------------
                              SPECIFIC INSTRUCTIONS
                              ---------------------



ARTICLE IV: Distributions made under this Article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of Section 408(a)(6) have been met.

ARTICLE VIII: Article VIII and any that follow it may incorporate additional provisions that are agreed upon by the Depositor and Custodian to complete the Agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of Custodian, Custodian's fees, State law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-A may be reproduced and reduced in size for adoption to passbook purposes.


#100 (8/97)                 (C)1997 Universal Pensions, Inc., Brainerd, MN 56401

================================================================================
                             DISCLOSURE STATEMENT
================================================================================


RIGHT TO REVOKE YOUR IRA

If you receive this Disclosure Statement at the time you establish your IRA, you have the right to revoke your IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the contribution you made to your IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to the Custodian at the address listed on the attached Application.

If you send your notice by first class mail, your revocation will be deemed mailed as of the date of the postmark.

If you have any questions about the procedure for revoking your IRA, please call the Custodian at the telephone number listed on the attached Application.

REQUIREMENTS OF AN IRA

A. CASH CONTRIBUTIONS - Your contribution must be in cash, unless it is a rollover contribution.

B. MAXIMUM CONTRIBUTION - The total amount you may contribute to an IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation.

C.      NONFORFEITABILITY - Your interest in your IRA is nonforfeitable.

D. ELIGIBLE CUSTODIANS - The Custodian of your IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. COMMINGLING ASSETS - The assets of your IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. LIFE INSURANCE - No portion of your IRA may be invested in life insurance contracts.

G. COLLECTIBLES - You may not invest the assets of your IRA in collectibles (within the meaning of Internal Revenue Code (IRC) Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible personal property specified by the Internal Revenue Service. Specially minted United States gold and silver bullion coins and certain state-issued coins are permissible IRA investments.

H. REQUIRED MINIMUM DISTRIBUTIONS - You are required to take minimum distributions from your IRA at certain times in accordance with Proposed Treasury Regulations Section 1.408-8. Below is a summary of the IRA distribution rules.

        1. You are required to take a minimum distribution from your IRA for the year in which you reach age 70 1/2 and for each year thereafter. You must take your first payout by your required beginning date, April 1 of the year following the year you attain age 70 1/2 . The minimum distribution for any taxable year is equal to the amount obtained by dividing the account balance at the end of the prior year (less any required distribution taken between January 1 and April 1 of the year following the year you attain age 70 1/2 ) by the joint life expectancy of you and your designated beneficiary. If you have not designated a beneficiary for your IRA by your required beginning date, your single life expectancy will be used.

        2. Your single or joint life expectancy is determined by using the IRS unisex life expectancy tables. You can find these tables in Treasury Regulations Section 1.72-9.

        You may elect whether or not to recalculate your life expectancies if such election is made no later than April 1 following your 70 1/2 year. If you do not make an election by that date, life expectancies shall not be recalculated.

        You may choose (within the limits set forth in the distribution rules and our life expectancy recalculation policy) how you want your required minimum distributions structured. You must make your payment elections no later than April 1 following your 70 1/2 year. If you do not make an election by that date, we may do any one of the following:

        (a)     make no payment until you give us a proper payout request,
        (b)     pay your entire IRA to you in a single sum payment, or
        (c) determine your required minimum distribution each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

        3. If you name someone other than your spouse as your beneficiary, and your beneficiary is more than 10 years younger than you, your required minimum distributions must satisfy the Minimum Distribution Incidental Benefit (MDIB) rule. The MDIB rule generally requires that your required minimum distributions be calculated as if your beneficiary were exactly 10 years younger than you.

        4.      If you die,

                (a) on or after your required beginning date, distributions must be made to your beneficiary or beneficiaries at least as rapidly as under the method being used to determine minimum distributions as of the date of your death.

                (b) before your required beginning date, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

                (i) be distributed by December 31 of the year containing the fifth anniversary of your death, or
                (ii) be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries.

                Your beneficiary or beneficiaries must elect either option (i) or (ii) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with (ii) if the beneficiary is your surviving spouse, and in accordance with (i) if your beneficiary is not your surviving spouse. In the case of distributions under (ii), distributions must commence by December 31 of the year following the year of your death. If your spouse is the beneficiary, distributions need not commence until December 31 of the year you would have attained age 70 1/2 , if later.

INCOME TAX CONSEQUENCES OF ESTABLISHING AN IRA

A. IRA DEDUCTIBILITY - If you have not yet reached the year in which you attain age 70 1/2 and have earned income from services rendered, you may make an IRA contribution of the lesser of 100 percent of compensation or $2,000. However, the amount of the contribution for which you may take a tax deduction will depend upon whether you (or your spouse) are an active participant in an employer-maintained retirement plan. If you (and your spouse) are not an active participant, your IRA contribution will be totally deductible. If you (or your spouse) are an active participant, the deductibility of your contribution will depend on your adjusted gross income (AGI) for the tax year for which the contribution was made. AGI is determined on your tax return (disregarding any deductible IRA contribution).

        DEFINITION OF ACTIVE PARTICIPANT - Generally, you will be an active participant if you are covered by one or more of the following employer-maintained retirement plans:

        1. a qualified pension, profit sharing, 401(k), or stock bonus plan;
        2.      a qualified annuity plan of an employer;
        3.      a simplified employee pension (SEP) plan;
        4. a retirement plan established by the Federal government, a State, or a political subdivision (except certain unfunded deferred compensation plans under IRC Section 457);
        5. a tax sheltered annuity for employees of certain tax-exempt organizations or public schools;
        6.      a qualified plan for self-employed individuals (H.R. 10 or Keogh
                Plan); and
        7.      a SIMPLE IRA plan or a SIMPLE 401(k) plan.

        If you do not know whether your employer maintains one of these plans or whether you are an active participant in it, check with your employer and your tax advisor. Also, the Form W-2 (Wage and Tax Statement) that you receive at the end of the year from your employer will indicate whether you are an active participant.

        If you are single, your threshold AGI level is $25,000. The threshold level if you are married and file a joint tax return is $40,000, and if you are married but file a separate tax return, the threshold level is $0. If your AGI is less than $10,000 above your threshold level, you will still be able to make a deductible contribution but it may be limited in amount (but never less than $200).

        The deductible amount of your contribution is determined by taking your threshold AGI level plus $10,000 (e.g., $50,000 if you are married and filing jointly, $35,000 if you are single) and subtracting from it your AGI (determined prior to taking your itemized deductions). Multiply the resulting number by .2 to give you your personal deduction limit. You must round up the resulting number to the next highest $10 if the number is not a multiple of 10.

B. TAX-DEFERRED EARNINGS - The investment earnings of your IRA are not subject to federal income tax until distributions are made (or, in certain instances, when distributions are deemed to be made).

C. NONDEDUCTIBLE CONTRIBUTIONS - You may make nondeductible contributions to your IRA to the extent that deductible contributions are not allowed. The sum of your deductible and nondeductible IRA contributions cannot exceed your contribution limit (the lesser of $2,000 or 100 percent of compensation). You may elect to treat deductible IRA contributions as nondeductible contributions.

        If you make nondeductible contributions for a particular tax year, you must report the amount of the nondeductible contribution on your federal income tax return (using IRS Form 8606).

        If you overstate the amount of designated nondeductible contributions for any taxable year, you are subject to a $100 penalty unless reasonable cause for the overstatement can be shown. Failure to file any form required by the IRS to report nondeductible contributions (e.g., IRSForm 8606) will result in a $50 per failure penalty.

D. TAXATION OF DISTRIBUTIONS - The taxation of IRA distributions depends on whether or not you have ever made nondeductible IRA contributions. If you have only made deductible contributions, any IRA distribution will be fully included in income.

        If you have ever made nondeductible contributions to any IRA, the following formula must be used to determine the amount of any IRA distribution excluded from income:

        (Aggregate Nondeductible Contributions)
               x    (Amount Withdrawn)            = Amount Excluded From Income
        --------------------------------------
               Aggregate IRA Balance

        NOTE: Aggregate nondeductible contributions include all nondeductible contributions made by you through the end of the year of the distribution (which have not previously been withdrawn and excluded from income). Also note that aggregate IRA balance includes the total balance of all of your IRAs as of the end of the year of distribution and any distributions occurring during the year.

E. ROLLOVERS - Your IRA may be rolled over to an IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property to your IRA from any of your IRAs, or from your employer's Qualified Retirement Plan or Tax Sheltered Annuity. SIMPLE IRA funds may not be rolled to your IRA during the first two years you participate in your employer's SIMPLE IRA plan. The rollover rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover, please see a competent tax advisor.

        1. IRA TO IRA ROLLOVERS - Funds distributed from your IRA may be rolled over to an IRA of yours if the requirements of IRC
                Section 408(d)(3) are met. A proper IRA to IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another IRA to IRA rollover from the distributing IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months.

        2. QUALIFIED PLAN (OR TAX-SHELTERED ANNUITY) TO IRA ROLLOVERS - Effective for qualified plan distributions received after January 1, 1993, you may roll over, directly or indirectly, any eligible rollover distribution. An eligible rollover distribution is defined generally as any distribution from a qualified plan (other than distributions to nonspouse beneficiaries) unless it is part of certain series of substantially equal periodic payments, after-tax dollars or a required minimum distribution.

                To qualify as a rollover, your eligible rollover distribution must be rolled over to your IRA not later than 60 days after you receive it.

                If you elect to receive your rollover distribution prior to placing it in an IRA, thereby conducting an indirect rollover, your plan administrator will generally be required to withhold 20 percent of your distribution as a prepayment of income taxes. When completing the rollover, you may make up the amount withheld, out of pocket, and roll over the full amount distributed from your qualified plan balance, if you so choose. To qualify as a rollover, your eligible rollover distribution must be rolled over to your IRA not later than 60 days after you receive it. Alternatively, you may claim the withheld amount as income and pay the applicable income tax and, if you are under age 59 1/2 , the 10 percent early distribution penalty (unless an exception to the penalty applies).

                As an alternative to the indirect rollover, your employer generally must give you the option of directly rolling your qualified plan balance over to an IRA. If you elect the direct rollover option, your eligible rollover distribution will be paid directly to the IRA (or other qualified plan) that you designate. The 20 percent withholding requirements do not apply to direct rollovers.

                If you place your rollover contribution in a separate (i.e., conduit) IRA plan which holds just those dollars, you preserve the right to later roll the money originating from the qualified plan into another qualified plan.

        3. WRITTEN ELECTION - At the time you make a proper rollover to an IRA, you must designate to the Custodian, in writing, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

F. CARRYBACK CONTRIBUTIONS - A contribution is deemed to have been made on the last day of the preceding taxable year if you make a contribution by the deadline for filing your income tax return (not including extensions), and you designate that contribution as a contribution for the preceding taxable year. For example, if you are a calendar year taxpayer and you make your IRA contribution on or before April 15, your contribution is considered to have been made for the previous tax year if you designated it as such.

LIMITATIONS AND RESTRICTIONS

A. SEP PLANS - Under a Simplified Employee Pension (SEP) Plan that meets the requirements of IRC Section 408(k), your employer may make contributions to your IRA. Your employer is required to provide you with information which describes the terms of your employer's SEP Plan.

B. SPOUSAL IRA - If you are married you may make payments to an IRA established for the benefit of your spouse. Your spouse must not have attained age 70 1/2 or older in that year, or any prior year, even if you are age 70 1/2 or older. You must file a joint tax return for the year for which the contribution is made.

        The amount you may contribute to your IRA and your spouse's IRA is the lesser of $4,000 or 100 percent of your compensation. However, you may not contribute more than $2,000 to any one IRA.

C. DEDUCTION OF ROLLOVERS AND TRANSFERS - A deduction is not allowed for rollover or transfer contributions.

D. ESTATE TAX EXCLUSION - The $100,000 federal estate tax exclusion previously available has been repealed for individuals dying after 12/31/84. No exclusion will be allowed for individuals dying after that date. Transfers of your IRA assets to a named beneficiary made during your life and at your request or because of your failure to instruct otherwise, may be subject to federal gift tax under IRC Section 2501 if made after October 22, 1986.

E. SPECIAL TAX TREATMENT - Capital gains treatment and the favorable five or ten year forward averaging tax authorized by IRC Section 402 do not apply to IRA distributions.

F. INCOME TAX TREATMENT - Any withdrawal from your IRA, except a direct transfer, is subject to federal income tax withholding. You may, however, elect not to have withholding apply to your IRA withdrawal. If withholding is applied to your withdrawal, not less than 10 percent of the amount withdrawn must be withheld.

G. PROHIBITED TRANSACTIONS - If you or your beneficiary engage in a prohibited transaction with your IRA, as described in IRC Section 4975, your IRA will lose its tax-exempt status and you must include the value of your account in your gross income for that taxable year.

H. PLEDGING - If you pledge any portion of your IRA as collateral for a loan, the amount so pledged will be treated as a distribution and will be included in your gross income for that year.

FEDERAL TAX PENALTIES

A. EARLY DISTRIBUTION PENALTY - If you are under age 59 1/2 and receive an IRA distribution, an additional tax of 10 percent will apply, unless made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Beginning January 1, 1997, payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income.

B. EXCESS CONTRIBUTION PENALTY - An excise tax of 6 percent is imposed upon any excess contribution you make to your IRA. This tax will apply each year in which an excess remains in your IRA. An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. Your contribution limit is the lesser of $2,000 or 100 percent of your compensation for the taxable year.

C. EXCESS ACCUMULATION PENALTY - One of the requirements listed above is that you must take a minimum distribution for the year you attain age 70 1/2 and by the end of each year thereafter and that your designated beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not. This tax is referred to as an excess accumulation penalty tax.

D. EXCESS DISTRIBUTION PENALTY - You will be taxed an additional 15 percent on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceeds $112,500 (indexed each year for the cost of living). Certain exceptions may apply. If you receive an excess distribution as described above, you should see your tax advisor to determine if these exceptions apply to you. This tax is referred to as an excess distribution penalty. However, this penalty is suspended for payments received during 1997, 1998 and 1999 as a result of the Small Business Job Protection Act of 1996.

E. EXCESS RETIREMENT ACCUMULATION PENALTY - Your estate will have to pay additional federal estate tax if you die with an excess retirement accumulation. The increased estate tax will be equal to 15 percent of the excess retirement accumulation. An excess retirement accumulation exists if, at the time of your death, the value of all of your interests in qualified plans, tax-sheltered annuities and IRAs exceeds the present value of an annuity with annual payments of $112,500, indexed each year for the cost of living), payable over your life expectancy immediately before your death. This tax is referred to as an excess retirement accumulation penalty.

F. PENALTY REPORTING - You must file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

OTHER

A. IRS PLAN APPROVAL - The Agreement used to establish this IRA has been approved by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. ADDITIONAL INFORMATION - You may obtain further information on IRAs from your District Office of the Internal Revenue Service. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements.

INTERNAL REVENUE SERVICE                       DEPARTMENT OF THE TREASURY

McDonald & Company Securities, Inc.            Mr. E. Summers
2100 Central National Bank Building            Pension Trust
Cleveland, OH  44114                           (202) 566-4185
                                               OP:E:EP:RQ;2:7
EIN:  34-1391952                               December 15, 1983

Gentlemen:

        You have requested a determination that McDonald & Company Securities, Inc., may act as a passive trustee or custodian of plans benefiting owner-employees (Keogh plans) and Individual Retirement Accounts (IRAs) as provided in section 1.401-12(n) of the Income Tax Regulations.

        Sections 401(d)(1) and 408(a)(2) of the Internal Revenue Code, as amended by the Employee Retirement Income Security Act of 1974 (ERISA), require a trustee or custodian of Keogh plans and IRAs to be a bank or such other person who demonstrates to the satisfaction of the Commissioner that he will administer such trusts in accordance with the requirements of sections 401 and 408, respectively.

        Additionally, section 401(f) of the Code provides that a custodial account shall be treated as a qualified trust under this section if such custodial account would, except for the fact it is not a trust, constitute a qualified trust under this section and the custodian is a bank (as defined in section 401(d)(1)) or other person who demonstrates to the satisfaction of the Commissioner that the manner in which such other plan will hold the assets will be consistent with the requirements of section 401 of the Code. Section 408(h) provides similar rules for custodians or individual retirement accounts.

        Section 1.401-12(n) of the regulations provides that such a person must file a written application with the Commissioner, demonstrating as set forth in that section, his ability to act as trustee or custodian of plans benefiting owner-employees and individual retirement accounts.

        In a letter dated February 4, 1982, the Internal Revenue Service authorized McDonald & Company to act as a passive nonbank trustee or custodian of Keogh plans and IRAs. Pursuant to section 1.401-12(n)(7)(iv) of the regulations, your authorized representative has notified us by a letter dated July 1, 1983, which was supplemented by a letter dated December 7, 1983, of changes which affect the original application. McDonald & Company Securities, Inc., became a successor to the responsibilities as nonbank trustee of McDonald & Company, a partnership, and beginning on July 20, 1983, the business formerly conducted by the partnership will be conducted by the corporation. You have provided us with information to update the previous application.

        The information that has been submitted indicates that you continue to meet the requirements of section 1.401-12(n) of the regulations. Therefore, our letter of February 4, 1982, is hereby restated to indicate that based upon the updated application, we conclude that McDonald & Company Securities, Inc., meets the requirements of the regulations and may act as a passive nonbank trustee or custodian of Keogh plans and IRAs.

        This letter authorizes McDonald & Company Securities, Inc., to act only as a passive trustee or custodian within the meaning of section 1.401-12(n) of the regulations; that is, it is authorized only to acquire and hold particular investments specified by the custodial or trust instrument. It may not act as trustee or custodian if under the written trust or custodial instrument it has discretion to direct investment of trust or custodial funds or any other aspects of the business administration of the trust or custodial account.

        This letter, while authorizing McDonald & Company Securities, Inc., to act as a passive trustee or custodian within the meaning of section 1.401-12(n)(7) of the regulations, does not authorize it to pool accounts in a common investment fund within the meaning of section 1.401-12(n)(5)(vi) of the regulations. McDonald & Company Securities, Inc., may not act as trustee or custodian unless it undertakes to act only under trust and custodial instruments which contain a provision to the affect that the employer is to substitute another trustee or custodian upon notification by the Commissioner that such substitution is required because the specified trustee or custodian has failed to comply with the requirements of such regulations or is not keeping such records, or making such returns, or rendering such statements, as are required by forms or regulations.

        McDonald & Company Securities, Inc., is required to notify the commissioner of Internal Revenue, Attn: OP:E:EP, Internal Revenue Service, Washington, D.C. 20224, in writing, of any change which affects the continuing accuracy of any representation made in its application required by section 1.401-12(n) of the regulations.

        Furthermore, the continued approval of its application is contingent upon its continued satisfaction of the criteria set forth in section 1.401-12(n) of the regulations.

        This letter constitutes a determination as to whether McDonald & Company Securities, Inc., may act as trustee under section 401(d)(i) of the Code and does not bear upon its capacity to act as trustee or custodian under any other applicable law.

        In accordance with the power of attorney on file in this office, a copy of this letter is being sent to your authorized representative.


Sincerely yours,


Alan Pipkin
Chief, Employee Plans Rulings and Qualifications Branch

cc: Mr. Richard J. Hauer, Jr., 1800 Central National Bank Building, Cleveland, OH 44114